Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact: Kelly Krueger Weber Shandwick 415.248.3415 kkrueger@webershandwick.com	Investor Contact: Maria Butler-Hadas Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS SECOND QUARTER 2005 RESULTS

EMERYVILLE, Calif. - August 3, 2005 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its second quarter results for the period ended July 3, 2005, which included 13 weeks.

In this release, the company:

•	Reports sales growth for the quarter of 24.4 percent, slightly higher than previous guidance of 21 to 22 percent;

•	Reports earnings growth of 46.6 percent;

•	Achieves earnings per share of $0.18, exceeding previous guidance of $0.15 to $0.16, primarily driven by a shift in the timing of some expenses; and

•	Confirms 2005 guidance of 20 percent sales growth and $0.74 per share.

For the quarter ended July 3, 2005, net revenue increased 24.4 percent to $41.7 million from $33.6 million for the corresponding period of fiscal 2004.

For the quarter, net earnings increased 46.6 percent to $2.6 million from $1.8 million for the corresponding period last year. Diluted earnings per share were $0.18 compared to $0.13 per share for the same period last year.

“We are pleased with the progress we are making in executing our growth strategy, as indicated by our results this quarter and our first half sales growth of 23.5 percent,” said Patrick O’Dea, President and CEO of Peet’s Coffee & Tea, Inc. “While we expect our growth rate in the third and fourth quarters to come down a bit due to the timing of new store openings this year versus last, we remain on target to deliver our original guidance for the year.”

Financial and Operating Summary

Retail revenue increased 21.9 percent to $28.6 million for the quarter ended July 3, 2005, from $23.4 million for the corresponding period of fiscal 2004. The increase was primarily attributable to new retail stores opened in the last 12 months and secondarily to growth in existing stores.

Specialty revenue increased 30.2 percent to $13.1 million, compared to $10.1 million last year. Within specialty sales, the grocery business continues to grow the most rapidly, up 47.1 percent over last year, with existing grocery customers accounting for over half of the increase. The food service business also grew significantly at 33.9 percent, benefiting from new customers added in the last 12 months. Home delivery sales grew 10.9 percent, and the office business grew 30.6 percent.

Cost of sales and related occupancy costs decreased to 45.1 percent of total net revenue compared to 45.8 percent last year. This decrease was primarily driven by a price increase taken in the retail and home delivery businesses last October.

Operating expenses as a percent of net revenue increased to 34.4 percent from last year’s 33.8 percent. This consists of a 3 percentage point increase in retail operating expenses as a percent of retail revenue due to new store expansion, partially offset by a 4.1 percentage point improvement in specialty operating expenses as specialty sales grew on a relatively fixed cost structure.

Marketing and advertising expenses decreased to $0.7 million, compared to $1.0 million last year. As a percent of total net revenue, marketing expenses decreased to 1.8 percent from 2.9 percent last year. The decrease was primarily due to the timing of current year spending.

Depreciation and amortization expenses increased to $1.8 million, compared to $1.4 million last year. The increase was primarily due to the opening of 18 new retail stores in the last 12 months. As a percent of total net revenue, depreciation and amortization expenses increased to 4.4 percent from 4.1 percent last year primarily due to the new stores.

General and administrative expenses increased to $2.1 million compared to $1.8 million last year primarily due to costs associated to support the growth of the business. As a percent of total net revenue, general and administrative expenses decreased to 5.1 percent from 5.3 percent last year.

The company ended the quarter with cash and cash equivalents plus marketable securities of $62.1 million.

Fiscal 2005 Targets

Looking ahead, Peet’s provides an update on fiscal 2005 targets:

•	In the third quarter of 2005, the company is forecasting sales to grow approximately 20 percent with earnings per share between $0.14 and $0.15, and

•
For the full year, Peet’s is targeting total net revenue to grow between 20 and 21 percent, excluding the impact of the 53rd week in fiscal 2004, resulting in net revenue of approximately $173 million and earnings per share of $0.74.

Peet’s Coffee & Tea, Inc. Q2 2005 Conference Call
The company will report its second quarter 2005 earnings results via conference call on Wednesday, August 3, 2005.  The teleconference call will begin at 2 p.m. PT/5p.m. ET.  The teleconference can be accessed by calling 1-800-289-0544, using access code 6943667. The call will be simultaneously Webcast with accompanying slides on Peet’s Web site at http://investor.peets.com/Medialist.cfm.

A replay of the teleconference will be available two hours after the end of the call through midnight ET on August 10, 2005, at 1-888-203-1112 or 719-457-0820, using access code 6943667. It will also be archived at http://investor.peets.com/Medialist.cfm through August 3, 2006.

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2005 annual and third quarter sales growth and earnings estimates. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 2, 2005.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004

Retail stores	$28,575	$23,449	$55,858	$46,146
Specialty sales	13,148	10,102	25,853	20,001
Net revenue	41,723	33,551	81,711	66,147

Operating expenses:
Cost of sales and related occupancy expenses	18,826	15,359	36,897	30,213
Operating expenses	14,362	11,354	27,863	22,357
Marketing and advertising expenses	741	975	1,572	1,851
Depreciation and amortization expenses	1,821	1,360	3,501	2,679
General and administrative expenses	2,116	1,786	4,310	3,503

Total operating costs and expenses	37,866	30,834	74,143	60,603

Income from operations	3,857	2,717	7,568	5,544

Investment income, net	427	241	755	428

Income before income taxes	4,284	2,958	8,323	5,972

Income tax provision	1,681	1,183	3,292	2,388

Net income	$2,603	$1,775	$5,031	$3,584

Net income per share:
Basic	$0.19	$0.13	$0.37	$0.27
Diluted	$0.18	$0.13	$0.35	$0.26

Shares used in calculation of net income per share:
Basic	13,748	13,288	13,656	13,194
Diluted	14,424	14,013	14,297	13,813

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PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	July 3,	January 2,
	2005	2005

ASSETS

Current assets
Cash and cash equivalents	$9,701	$11,356
Accounts receivable, net	3,782	4,136
Inventories	18,403	12,614
Deferred income taxes	1,419	1,403
Prepaid expenses and other	4,521	2,280
Total current assets	37,826	31,789

Marketable securities	52,363	52,057
Property and equipment, net	42,869	40,588
Intangible and other assets, net	3,650	3,455

Total assets	$136,708	$127,889

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$3,098	$5,710
Accrued compensation and benefits	4,583	4,266
Deferred revenue	2,233	2,394
Other accrued liabilities	2,060	3,372
Total current liabilities	11,974	15,742

Deferred income taxes	851	838
Deferred lease credits and other long-term liabilities	2,329	2,182
Total liabilities	15,154	18,762

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding: 13,898,000 and 13,500,000 shares	100,465	93,091
Accumulated other comprehensive loss, net of tax	(130)	(152)
Retained earnings	21,219	16,188

Total shareholders' equity	121,554	109,127

Total liabilities and shareholders' equity	$136,708	$127,889